Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into by and between Spire Global, Inc., a Delaware corporation (the “Company”) and Leo Basola (“Employee”) (collectively “Parties” or individually “Party”). This Agreement shall become effective, as of its stated date of execution, when both the Employee and the Company sign it.

RECITALS

A. The Company and Employee are parties to a Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”).

B. The Company desires to continue to employ Employee pursuant to the terms of this Agreement and Employee desires to accept such continued employment pursuant to the terms of this Agreement.

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the Parties agree as follows:

1. Capitalized Terms. Each capitalized term in this Agreement has the meaning given to such term in this Agreement.

2. Term. The term of this Agreement (the “Term”) is the period from the Effective Date until Employee’s employment is terminated in accordance with Section 5.

3. Vesting of Equity Awards Upon a Change in Control. If the Company terminates Employee’s employment without Cause or if Employee resigns with Good Reason (either such event, a “Qualifying Termination”), in either case with the Termination Date occurring during the Change in Control Period, then, with respect to any equity-based award that has been granted to Employee under the Equity Incentive Plan or otherwise and is outstanding and not fully vested on the Termination Date (an “Equity Award”), and notwithstanding any language in the Company’s equity plan to the contrary, the unvested portion of any Equity Award, including performance based Equity Awards, that are outstanding on the Termination Date will immediately fully vest. Notwithstanding any provision to the contrary in the terms of any Equity Award agreement regarding the expiration date of the Equity Award, if such Equity Award is a stock option, it will remain exercisable until the expiration date of such award and the exercisable period identified in the Equity Award shall not apply.

4. Termination of Employment.

4.1 Termination of Employment Events. Employee’s employment with the Company will terminate upon:

(a) The date of Employee’s receipt of written notice from the Company of the termination of Employee’s employment (or any later date specified in such written notice from the Company);

(b) The effective date of Employee’s resignation for Good Reason or any other reason (as specified in written notice from Employee); or

(c) Employee’s death.

4.2 Termination Date. The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date.” For purposes of Sections 5.1 or 5.2 only, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”).

4.3 Resignation From Positions. Unless otherwise requested by the Company’s Board of Directors (the “Board”) in writing, upon Employee’s termination of employment with the Company for any reason Employee shall automatically resign as of the Termination Date from all titles, positions and appointments Employee then holds with the Company, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and Employee hereby agrees to take all actions necessary to effectuate such resignations.

5. Payments Upon Termination of Employment.

5.1. Qualifying Termination Before a Change in Control or after the Change in Control Period. If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, and the Termination Date occurs before a Change in Control or after the Change in Control Period, then the Company shall, in addition to paying Employee’s base salary and other compensation earned through the Termination Date,

(a) pay to Employee as severance pay an amount equal to one hundred percent (100%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary), less all legally required and authorized deductions and withholdings, payable in a lump sum on the first regular payroll date immediately following the Termination Date (the “Non-CIC Severance Payment”);

(b) pay to Employee as additional severance pay an amount equal to one hundred percent (100%) of Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date (the “Non-CIC Bonus Payment”);

(c) pay to Employee as additional severance a lump sum cash payment equal to one hundred percent (100%) of Employee’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of twelve (12) months, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date (the “Non-CIC Benefits Continuation Payment”); and

(d) pay up to $15,000.00 for outplacement services by an outplacement services provider selected by Employee, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to Employee, in either case subject to Employee’s submission of appropriate receipts before the twelve (12) month anniversary of the Termination Date (the “Outplacement Payments”).

5.2. Qualifying Termination During the Change in Control Period. If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, and the Termination Date occurs on the date of a Change in Control to occur during the Term or before the eighteen (18) month anniversary of such Change in Control (the “Change in Control Period”), then the Company shall, in addition to paying Employee’s base salary and other compensation earned through the Termination Date,

(a) pay to Employee as severance pay an amount equal to the sum of (i) one hundred fifty percent (150%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary) (the “CIC Severance Payment”), (ii) one hundred fifty percent (150%) of Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs (the “CIC Bonus Payment”), and (iii) one hundred fifty percent (150%) of Employee’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of eighteen (18) months (the “CIC Benefits Continuation Payment”), in each case less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date; and

(b) pay the Outplacement Payments.

5.3. Other Termination of Employment Events. If Employee’s employment with the Company is terminated by reason of:

(a) Employee’s resignation for any reason other than Good Reason;

(b) termination of Employee’s employment by the Company for Cause; or

(c) Employee’s death or Disability,

then the Company shall pay to Employee or Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

5.4. Cause Defined. “Cause” hereunder means:

(a) Employee’s intentional and repeated material failure to perform Employee’s material job duties competently as reasonably determined by the Company’s Chief Executive Officer or Board of Directors with respect to the CEO;

(b) gross misconduct by Employee that is demonstrably and materially damaging to the Company;

(c) fraud, misappropriation, or embezzlement by Employee;

(d) an act or acts of dishonesty by Employee intended to result in gain or personal enrichment of Employee at the expense of the Company;

(e) Employee’s conviction of or plea of nolo contendere to a felony;

(f) Employee’s intentional and material violation of the Company’s Code of Conduct or Employee Handbook or other material written policy; or

(g) the intentional and material breach of this Agreement or the Confidentiality Agreement by Employee.

With respect to Section 5.4(a), Section 5.4(f) or Section 5.4(g), the Company shall first provide Employee with written notice within thirty (30) calendar days of the condition’s occurrence detailing the asserted failure, violation or beach and provide a reasonable opportunity to cure such asserted failure, violation or breach, with such written notice identifying with specificity the reasonable action(s) needed to cure within thirty (30) calendar days of Employee’s receipt of written notice from the Company. However, Employee recognizes some events result in the destruction of trust and are, therefore, not curable. The Company, in its sole discretion, shall determine whether an event is curable; and, therefore, whether the notice allowed for in this paragraph is applicable.

5.5. Change in Control Defined. “Change in Control” hereunder has the same meaning such term has in the Spire Global, Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”).

5.6. Good Reason Defined. “Good Reason” hereunder means the occurrence of any of the following events without Employee’s consent:

(a)
a material diminution in the Employee’s responsibilities, authority or duties;

(b) a material diminution (ten percent (10%) or more) in the Employee's base salary, annual bonus, annual equity award, or any other annual incentive compensation opportunity;

(c) a relocation of the Employee’s principal place of employment to a location more than thirty (30) miles from his principal place of employment on the Effective Date; or

(d) the material breach of this Agreement by the Company.

provided, however, that “Good Reason” shall not exist unless Employee has first provided written notice to the Company of the occurrence of one or more of the conditions under clauses (a) through (d) above, such condition is not fully remedied by the Company within thirty (30) calendar days after the Company’s receipt of written notice from Employee.

5.7. Disability Defined. “Disability” hereunder has the same meaning such term has in the Equity Incentive Plan.

5.8. Employee Benefit Plans or Programs. For avoidance of doubt, nothing in this Agreement affects Employee’s right to receive any amounts due under the terms of any employee benefit plans or programs (other than severance-related plan or program) then maintained by the Company in which Employee participates.

6. Anticipatory Qualifying Termination. If Employee’s employment with the Company is terminated as the result of a Qualifying Termination, and a Change in Control occurs within ninety (90) calendar days after Employee’s Termination Date, then Employee shall receive an additional cash payment equal to the sum of: (i) fifty percent (50%) of Employee’s annualized base salary as of the Termination Date (or Employee’s annualized base salary as of immediately prior to a material reduction of such base salary), (ii) the difference between the CIC Bonus Payment amount and the Non-CIC Bonus Payment amount, and (iii) the difference between the CIC Benefits Continuation Payment and the Non-CIC Benefits Continuation Payment, less all legally required and authorized deductions and withholdings, payable in a single lump sum no later than ten (10) calendar days after the date of such Change in Control.

7. Taxes Generally and Section 409A.

7.1 Taxes. The Company is entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Company.

7.2 Section 409A. This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Section 409A, including Sections 409A(a)(2), (3) and (4) of the Code and current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement:

(a) all payments to be made to Employee hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified in this Agreement or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A;

(b) the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of Employee’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to Employee related to Employee’s termination of employment under Sections 4.1(a), 4.1(b) or 4.1(c), and any reference to Employee’s “Termination Date” or “termination” of Employee’s employment in Section 5.1 or Section 5.2 shall mean the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii));

(c) in the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii);

(d) to the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Employee incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;

(e) to the extent any payment or delivery otherwise required to be made to Employee hereunder on account of Employee’s separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if Employee is a “specified employee” under Section 409A at the time of Employee’s separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Employee’s separation from service, or (ii) the date of Employee’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Employee or, if Employee has died, to Employee’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement; and

(f) the Parties agree that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

8. Miscellaneous.

8.1. Integration. This Agreement embodies the entire agreement and understanding among the Parties relative to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided, however, this Agreement is not intended to supersede or otherwise affect the Confidentiality Agreement, the Equity Incentive Plan or any Award Agreement (as defined in the Equity Incentive Plan), each of which shall remain in effect in accordance with its terms.

8.2. Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of California without giving effect to any choice or conflict of law provision or rule, whether of the State of California or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of California.

8.3. Choice of Jurisdiction. Employee and the Company consent to jurisdiction of the courts of the State of California and/or the federal district courts, District of California, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Company or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Employee’s employment with the Company or the termination of such employment shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of California and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

8.4. Counterparts. This Agreement may be executed by the Parties in one or more counterparts (including by means of telecopied, facsimile, PDF, DocuSign or other electronic signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures delivered by telecopied, facsimile, PDF, DocuSign or other electronic signature shall constitute original signatures.

8.5. Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Employee, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 8.5. Employee may not assign this Agreement or any rights or obligations hereunder other than to Employee’s estate in the event of Employee’s death.

8.6. Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties.

8.7. Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect.

8.8. 280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 8.8 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 8.8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.8. Any reduction in payments and/or benefits required by this Section 8.8 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

[Signature Page Follows]

THIS EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the stated date of execution, when both Employee and the Company sign it.

SPIRE GLOBAL, INC.

Date: 27-Nov-2023 __/s/ Peter Platzer_________________________________

By: Peter Platzer

Its: Chief Executive Officer

EMPLOYEE:

Date: 27-Nov-2023 __/s/ Leo Basola__________________________________

Leo Basola

[Signature Page to Employment Agreement]